Exhibit 10.18

LINEAGE, INC.

EXECUTIVE SEVERANCE PLAN

ARTICLE I

PURPOSE AND PARTICIPATION

Section 1.1. Adoption; Purpose. The Board of Directors (the “Board”) of Lineage, Inc. (the “Company”) has adopted this Executive Severance Plan (this “Plan”) for the purpose of providing severance protections to certain key employees of the Company and its Subsidiaries. The Plan, as set forth herein, is intended to provide severance and change in control protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.

Section 1.2. Participation. This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder. Participants are those employees (including new hires) designated by the Compensation Committee as Participants from time to time, subject to, and conditioned upon, such employee executing and delivering to the Company a Participation Agreement.

Section 1.3. Contract of Employment. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing herein shall confer upon any Participant any right with respect to continued employment with the Company or any Subsidiary or limit the right of the Company or any Subsidiary to terminate such Participant’s employment at any time.

ARTICLE II

DEFINITIONS AND INTERPRETATIONS

Section 2.1. Definitions.

Capitalized terms used in this Plan but not otherwise defined herein shall have the following respective meanings:

“Accrued Amounts” means, with respect to a Participant, the sum of the following: (a) any accrued but unpaid Base Salary of such Participant through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by such Participant in accordance with the policies of the Company or any Subsidiary through such Participant’s Termination Date; (c) accrued and unused vacation; and (d) benefits due under any indemnification, insurance or other plan or arrangement to which such Participant may be entitled according to the documents governing such plans or arrangements, including coverage under COBRA to which such Participant or Participant’s beneficiaries may be entitled under Part 6 of Title I of ERISA and all related state and local laws. Any Accrued Amounts set forth in clauses (a) – (c) above that become payable to a Participant pursuant to Article III below shall be paid in a lump-sum cash payment within thirty (30) days following the Termination Date, or on such earlier date as may be required by applicable law.

“Affiliate” means the Partnership, any Parent or any Subsidiary.

“Base Salary” means the highest annual base salary paid to a Participant at any time prior to the Participant’s Termination Date.

“Cause” means, with respect to a Participant, (a) the Participant’s commission of, and/or entry of a plea of guilty or nolo contendere to, a felony or crime of moral turpitude; (b) the Participant’s willful engaging in misconduct in the performance of the Participant’s duties for the Company or its Affiliates or any successor employer; (c) the Participant’s material breach of any written agreement between the Participant and any such entity; (d) the Participant’s willful refusal to comply with a lawful and direct order of the Participant’s supervisor after warning that such refusal will result in a for Cause termination; (e) the Participant’s breach of any duty owed to the Company or its Affiliates or any successor employer and failure to cure such breach within ten days following a request to cure the same (by way of example and not limitation, such breaches include fraud, embezzlement, or breach of any restrictive covenant); or (f) the Participant’s engaging in any other act (including making a public statement) or failure to engage in any act, which the Company determines in good faith to be materially detrimental or damaging to the reputation, operations, finances, prospects or business relations of the Company or its Affiliates or which acts are the subject of any similar determination by a successor employer. The findings and decision of the Company with respect to any Cause determination will be final and binding for all purposes.

“Change in Control” shall have the meaning set forth in the Incentive Plan.

“Change in Control Termination Payment” means an amount equal to a Participant’s Change in Control Termination Payment Multiple multiplied by the sum of (i) such Participant’s Base Salary and (ii) such Participant’s Target Annual Bonus.

“Change in Control Termination Payment Multiple” means a number determined by the Company and set forth in a Participant’s Participation Agreement used for purposes of calculating such Participant’s Change in Control Termination Payment.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Committee” means the Compensation Committee of the Board.

“Disability” means, with respect to a Participant, a disability that qualifies or, had the Participant been a participant, would qualify the Participant to receive long-term disability payments under the group long-term disability insurance plan or program maintained by the Company or any Subsidiary, as it may be amended from time to time.

“Effective Date” means the date of the Company’s initial public offering.

“Employment Agreement” means, with respect to a Participant, such Participant’s employment agreement or offer letter with the Company or any of its Affiliates.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Good Reason” means, with respect to a Participant, any one or more of the following actions by the Company without the Participant’s prior written consent: (a) a material reduction in the Participant’s Base Salary or Target Annual Bonus; (b) a material diminution in the Participant’s authority, duties or responsibilities to the Company or its Affiliates; or (c) a relocation of the Participant’s principal place of employment by more than twenty-five (25) miles from the Participant’s principal place of employment as of the Participation Date (as defined in the Participant’s Participation Agreement).

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Notwithstanding the foregoing, the Participant’s termination shall not constitute a termination for “Good Reason” unless (x) the Participant first provides the Company or its successor with written notice of such event within thirty (30) days after the Participant becomes aware of the occurrence of such event, (y) to the extent correctable, the Company or its successor fails to cure the circumstance or event so identified within thirty (30) days after receipt of such notice, and (z) the effective date of the Participant’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

“Incentive Plan” means the Lineage, Inc. 2024 Incentive Award Plan, as may be amended or amended and restated from time to time.

“Parent” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

“Participants” means those employees of the Company or any Subsidiary who: (a) the Compensation Committee from time to time designates as Participants in accordance with Section 1.2; and (b) have entered into a Participation Agreement with the Company.

“Participation Agreement” means a participation agreement, substantially in the form attached hereto as Exhibit A (together with any changes approved by the Compensation Committee), executed by the Company and a Participant.

“Partnership” means Lineage OP, LP, a Maryland limited partnership.

“Prior Year Bonus” means a Participant’s annual performance bonus that was earned for the calendar year immediately preceding the calendar year in which the Termination Date occurs, to the extent such bonus (if any) remains unpaid as of the Termination Date.

“Restrictive Covenants” means, with respect to a Participant, those non-competition, non-solicitation, non-disclosure, non-disparagement and other similar restrictive covenants set forth in such Participant’s Participation Agreement pursuant to this Plan.

“Retirement” means, with respect to a Participant, such Participant’s voluntary retirement as an employee of the Company or any Subsidiary on or after the date on which such Participant has (a) attained at least sixty (60) years of age and (b) completed at least ten (10) years of service with the Company or any Subsidiary; provided that such Participant has provided the Company or such Subsidiary with at least six (6) months’ advance written notice of such Participant’s retirement. For avoidance of doubt, if the Participant’s employment with the Company and its Subsidiaries terminates for any reason during such notice period, such termination shall not be deemed to have occurred by reason of the Participant’s Retirement for purposes of the Plan.

“Subsidiary” means (a) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company, the Partnership and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company, the Partnership and/or by one or more Subsidiaries, and (c) any other entity not described in clauses (a) or (b) above of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company, the Partnership and/or by one or more Subsidiaries.

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“Target Annual Bonus” means a Participant’s target annual performance bonus as in effect on the Effective Date, as may be increased from time to time.

“Termination Date” means, with respect to a Participant: (a) in the case of such Participant’s death, his or her date of death; (b) in the case of such Participant’s voluntary termination, the last day of such Participant’s employment; and (c) in all other cases, the date specified in the applicable Termination Notice (as defined below).

“Termination Payment” means an amount equal to a Participant’s Termination Payment Multiple multiplied by the sum of (i) such Participant’s Base Salary and (ii) such Participant’s Target Annual Bonus.

“Termination Payment Multiple” means a number determined by the Company and set forth in a Participant’s Participation Agreement used for purposes of calculating such Participant’s Termination Payment.

Section 2.2. Interpretation. In this Plan, unless a clear contrary intention appears: (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE III

SEVERANCE; TERMINATION OBLIGATIONS

Section 3.1. Termination Without Cause or for Good Reason. Subject to Section 3.5, in the event that a Participant’s employment with the Company and its Subsidiaries is terminated (i) by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or (ii) by the Participant for Good Reason, such Participant shall be entitled to receive from the Company the Accrued Amounts and:

(a) payment of an amount equal to such Participant’s Termination Payment, payable in a lump-sum within sixty (60) calendar days following the Termination Date;

(b) payment of any Prior Year Bonus, payable within sixty (60) calendar days following the Termination Date; and

(c) subject to such Participant’s valid election to continue healthcare coverage under Section 4980B of the Code, during the period commencing on the Termination Date and ending on the twelve (12)-month anniversary of the Termination Date or, if earlier, the date on which Participant becomes eligible for coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), the Company shall pay to such Participant an amount equal to the cost of coverage under the Company’s group health plan (if any) at the same levels and costs in effect on the Termination Date (the “COBRA Payment”) for such Participant’s use toward securing continued health insurance (whether through COBRA or otherwise). The COBRA Payment shall be paid to such Participant in substantially equal monthly installments over the COBRA Period and, for the avoidance of doubt, the COBRA Payment shall continue during the COBRA Period if the continuation healthcare coverage under Section 4980B of the Code expires under its terms.

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Section 3.2. Termination Without Cause or for Good Reason following a Change in Control. Subject to Section 3.5, in the event that a Participant’s employment with the Company and its Subsidiaries is terminated (i) by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or (ii) by the Participant for Good Reason, in any case, on or within eighteen (18) months following a Change in Control, such Participant shall be entitled to receive from the Company the Accrued Amounts and:

(a) payment of an amount equal to such Participant’s Change in Control Termination Payment, payable in a lump-sum within sixty (60) calendar days following the Termination Date;

(b) payment of any Prior Year Bonus, payable within sixty (60) calendar days following the Termination Date; and

(c) subject to such Participant’s valid election to continue healthcare coverage under Section 4980B of the Code, during the period commencing on the Termination Date and ending on the eighteen (18)-month anniversary of the Termination Date or, if earlier, the date on which Participant becomes eligible for coverage under a subsequent employer’s group health plan (in any case, the “CIC COBRA Period”), the Company shall pay to such Participant the COBRA Payment for such Participant’s use toward securing continued health insurance (whether through COBRA or otherwise). The COBRA Payment shall be paid to such Participant in substantially equal monthly installments over the CIC COBRA Period and, for the avoidance of doubt, the COBRA Payment shall continue during the CIC COBRA Period if the continuation healthcare coverage under Section 4980B of the Code expires under its terms.

Section 3.3. Termination Due to Death, Disability or Retirement. In the event that a Participant’s employment with the Company and its Subsidiaries is terminated due to (a) such Participant’s death or Disability or (b) subject to Section 3.4, such Participant’s Retirement, such Participant shall be entitled to receive from the Company (i) the Accrued Amounts and (ii) any Prior Year Bonus, which Prior Year Bonus (if any) shall be paid to such Participant in a lump-sum cash payment within sixty (60) days following the Termination Date (subject to Section 4.2).

Section 3.4. Other Terminations; Accrued Amounts. In the event that a Participant’s employment with the Company and its Subsidiaries is terminated for any reason other than as set forth in Sections 3.1 - 3.3 above, such Participant shall only be entitled to the Accrued Amounts.

Section 3.5. General Release. Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any payments or benefits, other than the Accrued Amounts, pursuant to Sections 3.1 - 3.3 hereof (and such Participant shall forfeit all rights to such payments) unless such Participant has executed, delivered to the Company and not revoked a general release agreement, in a form of agreement generally used by the Company for such purposes, releasing the Company and its Affiliates from any and all claims such Participant may have arising out of such Participant’s employment or termination thereof (the “General Release”), and such General Release has become effective no later than fifty-five (55) calendar days following the Termination Date, and such Participant shall be entitled to receive such payments and benefits only for so long as such Participant has not materially breached any of the provisions of the General Release or the Restrictive Covenants. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then any cash payments due to a Participant shall be paid (subject to Section 4.2) in accordance with the provisions of Sections 3.1 - 3.3, as applicable. Notwithstanding the foregoing, if the fifty-five (55) calendar day period begins in one calendar year and ends in another calendar year and all or any portion of such payments constitute non-exempt deferred compensation for purposes of Section 409A (as defined below), then none of such payments shall begin until such second calendar year. The General Release shall have no greater obligations or more limiting post-employment restrictions than are expressly set forth in this Plan or in the Participant’s Participation Agreement.

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Section 3.6. Termination Notices. For purposes of this Plan, any purported termination of a Participant’s employment by the Company or any Subsidiary or by such Participant (other than due to such Participant’s death) shall be communicated by written notice to the other party, which notice shall specify the Termination Date (if applicable) (each, a “Termination Notice”). In the case of a termination of a Participant’s employment by the Company or a Subsidiary without Cause, the Company or such Subsidiary shall provide at least thirty (30) calendar days’ advance written notice to such Participant of such termination, with the last day of such Participant’s employment being the end of such thirty (30)-day notice period. At the Company’s option, it may place such Participant on a paid leave of absence for all or part of such notice period. In the case of a termination of a Participant’s employment by the Participant without Good Reason, the Participant shall provide at least sixty (60) calendar days’ advance written notice to the Company of such termination, with the last day of such Participant’s employment being the end of such sixty (60)-day notice period. The Company may elect, in its sole discretion, to have such Participant continue to provide services to the Company during some, all or none of such notice period and may elect, in its sole discretion, whether such services will be performed on or off Company premises.

Section 3.7. Treatment of Equity-Based Awards. In the event that a Participant’s employment with the Company and its Subsidiaries is terminated for any reason, each outstanding Company equity-based award held by such Participant on the Termination Date will be treated in accordance with the terms of the applicable plan document and award agreement governing the outstanding equity award.

Section 3.8. Resignation of Offices and Directorships; Full Settlement. Upon a termination of a Participant’s employment for any reason, unless otherwise specified in a written agreement between the Participant and the Company, the Participant shall be deemed to have resigned from all offices, directorships and other employment positions then held with the Company or its Subsidiaries and shall take all actions reasonably requested by the Company to effectuate the foregoing. Except as expressly provided in the Plan, the Company shall have no further obligations, and the Participant shall have no further rights or entitlements, in connection with or following the Participant’s termination of employment.

Section 3.9. Return of Property. Upon the termination of a Participant’s employment for any reason, the Participant shall return to the Company (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in the Participant’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in the Participant’s possession relating to any Proprietary Information (as defined in the Restrictive Covenants contained in the Participant’s Participation Agreement) including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and Participant shall not make or retain any copy or extract of any of the foregoing.

Section 3.10. No Mitigation. Except as provided in Section 5.3, the Company’s obligation to make payments and provide benefits under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not such Participant obtains other employment.

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ARTICLE IV

LIMITATIONS ON SEVERANCE AND RELATED TERMINATION BENEFITS

Section 4.1. Parachute Payment Limitations. Notwithstanding anything to the contrary contained in this Plan (or any other agreement entered into by and between a Participant and the Company or any Subsidiary or any incentive arrangement or plan offered by the Company or any Subsidiary), in the event that any amount or benefit paid or distributed to a Participant pursuant to this Plan, taken together with any amounts or benefits otherwise paid to such Participant by the Company or any Subsidiary (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject such Participant to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 4.1 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to a Participant without such Participant incurring an Excise Tax, then, solely to the extent that such Participant would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without such Participant becoming subject to the Excise Tax, the amounts payable to such Participant under this Plan (or any other agreement entered into by and between a Participant and the Company or any Subsidiary or any incentive arrangement or plan offered by the Company or any Subsidiary) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without such Participant becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). The determination of whether Covered Payments would result in the application of the Excise Tax, and the amount of reduction that is necessary so that no such Excise Tax would be applied, shall be made, at the Company’s expense, by the independent accounting firm employed by the Company immediately prior to the occurrence of the Change in Control.

Section 4.2. Compliance with Code Section 409A.

(a) This Plan is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder. This Plan shall be construed, interpreted and administered to the extent possible in a manner that does not result in the imposition on any Participant of any additional tax, penalty or interest under Section 409A. Any payments under this Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. If any payment or benefit cannot be provided or made at the time specified herein without the imposition on a Participant of any additional tax, penalty or interest under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such additional tax, penalty or interest will not be imposed. For purposes of Section 409A: (i) any payments to be made under this Plan upon a termination of employment that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A; (ii) each payment made under this Plan shall be treated as a separate payment; and (iii) the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event shall any Participant, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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(c) Notwithstanding any provision in this Plan to the contrary, if, at the time of a Participant’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, such Participant is a “specified employee” (as defined in Section 409A) and it is necessary to delay the commencement of any severance payments otherwise payable pursuant to this Plan as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will delay the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Participant’s separation from service with the Company (as determined under Section 409A). If any payments are delayed pursuant to this Section 4.2(c). then such delayed amounts will be paid in a lump sum, without interest, to a Participant on the first payroll date that occurs after the date that is six (6) months following such Participant’s separation from service with the Company. If a Participant dies during such period prior to the payment of any delayed amount, such amount shall be paid to the personal representative of such Participant’s estate within sixty (60) days after the date of Participant’s death.

(d) Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1. Cumulative Benefits; Effect on Other Plans. Except as otherwise set forth herein or otherwise agreed to between the Company and a Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any benefit plan of the Company or any agreement between such Participant and the Company or any Subsidiary. Notwithstanding anything to the contrary in this Plan, in the event that a Participant is entitled to severance payments or benefits under any other employment agreement, severance agreement or similar agreement between a Participant and the Company or any Subsidiary, (i) such Participant’s payments described in Sections 3.1(a) - (c) or in Sections 3.2(a) - (c), as applicable, shall be reduced (but not below $0.00) by the aggregate amount of all similar severance payments due to such Participant under such other agreement; and (ii) the Company subsidies described in Section 3.1(d) or Section 3.2(d), as applicable, shall be provided only during the period beginning on the last day that such Participant is entitled to similar benefits under such other agreement and ending on the date specified in Section 3.1(d) or Section 3.2(d), as applicable.

Section 5.2. Plan Unfunded; Participant’s Rights Unsecured. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder.

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Section 5.3. Recoupment. Notwithstanding any other provision of this Plan to the contrary, the compensation payable hereunder shall be subject to (i) any clawback or recoupment policy of the Company required in order to comply with applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder and (ii) any clawback or recoupment policy of the Company approved by the Board or Compensation Committee which applies to the Company’s senior executives. This Section 5.3 is not intended to limit any clawback and/or disgorgement of such compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

Section 5.4. Waiver. No waiver of any provision of this Plan or any Participation Agreement shall be effective unless made in writing and signed by the waiving person or entity. The failure of any person or entity to require the performance of any term or obligation of this Plan or any Participation Agreement, or the waiver by any person or entity of any breach of this Plan or any Participation Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 5.5. Amendment; Termination. The Company may amend or terminate this Plan at any time or from time to time for any reason, provided, that Sections 5.12 and 5.13 of this Plan and the Restrictive Covenants set forth in each Participation Agreement shall survive the termination of this Plan. The Company shall provide notice to Participants within fifteen (15) days of any amendment or termination of the Plan. For purposes hereof, an amendment or termination of this Plan shall not materially and adversely affect the rights of any Participant whose employment was terminated for any reason or no reason prior to the date of such amendment or termination. Notwithstanding the foregoing: (a) a Participant’s right to receive payments and benefits pursuant to the Plan upon a termination of the Participant’s employment shall not be adversely affected without such Participant’s written consent by an amendment or termination of the Plan made within twelve (12) months prior to such termination of employment; and (b) a Participant’s right to receive payments and benefits pursuant to this Plan in connection with a termination of the Participant’s employment occurring within twelve (12) months following a Change in Control shall not be adversely affected without such Participant’s consent by an amendment or termination of this Plan occurring within twelve (12) months before or after such Change in Control. Notwithstanding the foregoing, this Plan shall terminate without further action when all of the obligations to Participants hereunder have been satisfied in full.

Section 5.6. Administration.

(a) The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan; provided, however, that, to the extent permitted by applicable law, the Compensation Committee may from time to time delegate such administrative authority to a committee of one or more members of the Board or one or more officers of the Company, except that in no event shall any such administrative authority be delegated to an officer with respect to such officer’s status as a Participant. No discretionary action by the Compensation Committee shall amend or supersede the express provisions of this Plan.

(b) The Company shall indemnify and hold harmless each member of the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities to the fullest extent permitted by applicable law. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

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Section 5.7. Certain Corporate Transactions. In the event of a merger, consolidation or similar transaction, nothing herein shall relieve the Company from any of the obligations set forth in this Plan; provided, however, that nothing in this Section 5.7 shall prevent an acquirer of or successor to the Company from assuming the Company’s obligations hereunder (or any portion thereof) pursuant to the terms of this Plan.

Section 5.8. Successors and Assigns. This Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of, and be enforceable by, each such Participant and such Participant’s personal or legal representatives, executors, administrators and heirs. If any Participant should die following such Participant’s termination of employment but prior to all amounts due and payable to such Participant hereunder being paid, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s beneficiary designated in writing to the Company prior to such Participant’s death (or to such Participant’s estate, if a Participant fails to make such designation). No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Section 5.9. Notices. Any notice or other communication required or permitted under this Plan shall be in writing and shall be deemed to have been duly given when delivered personally, by e-mail transmission, by reputable overnight courier service or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

(a)	if to the Company, to:

Lineage, Inc.

46500 Humboldt Drive

Novi, Michigan 48377

Attention: Chairperson of the Compensation

Committee of the Board of Directors

Attention: Chief Executive Officer

Attention: General Counsel

(b) if to any Participant, to such Participant’s residence address on the records of the Company or to such other address as such Participant may have designated to the Company in writing for purposes hereof.

Each of the Company and a Participant, by notice given to the other in accordance with this Section 5.9, may designate another address or person for receipt of notices delivered pursuant to this Section 5.9.

Section 5.10. Withholding. The Company shall have the right to deduct from any payment or benefit provided pursuant to this Plan all federal, state and local taxes and any other amounts which are required by applicable law to be withheld therefrom.

Section 5.11. Severability. The provisions of this Plan and each Participation Agreement (including, for the avoidance of doubt, the Restrictive Covenants) shall be regarded as divisible and separate, and if any provision of this Plan or any Participation Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions of this Plan and applicable Participation Agreement shall not be affected thereby.

10

Section 5.12. Claims Procedure.

(a) Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Compensation Committee.

This requirement applies to all claims that any Claimant has with respect to this Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Compensation Committee determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within one hundred twenty (120) calendar days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Compensation Committee consents otherwise in writing. The Compensation Committee shall provide a Claimant, on request, with a copy of the claims procedures established under Section 5.12(b).

(b) The Compensation Committee has adopted procedures for considering claims (which are set forth in Exhibit B attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Compensation Committee or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

Section 5.13. Governing Law. The Plan is intended to be an unfunded “top-hat” welfare plan, within the meaning of U.S. Department of Labor Regulation Section 2520.104-24, and shall be interpreted, administered, and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan and each Participation Agreement (including, for the avoidance of doubt, the Restrictive Covenants) to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common laws of the State of Maryland (excluding its choice of laws principles) shall apply.

Section 5.14. Arbitration. Subject to Section 5.12 hereof and subject to the provisions of any Participation Agreement regarding the Company’s entitlement to seek equitable relief under the Plan or such Participation Agreement, each Participant shall remain bound by, and comply with such Participant’s obligations under, the Mutual Arbitration Policy of the Company or its Subsidiaries (or similar policy or program as in effect from time to time) and any arbitration agreement between such Participant and the Company or any Subsidiary.

11

IN WITNESS WHEREOF, and as conclusive evidence of the Board’s adoption of this Plan, the Company has caused this Plan to be duly executed in its name and behalf by its duly authorized officer as of the Effective Date.

LINEAGE, INC.

By:
Name:
Title:

[Signature Page to Executive Severance Plan]

EXHIBIT A

Form of Participation Agreement

PARTICIPATION AGREEMENT

Dear [ • ]:

We are pleased to inform you that the Compensation Committee of the Board of Directors of Lineage, Inc., a Maryland corporation (the “Company”), has determined that, effective as of [ • ] (the “Participation Date”), you are eligible to participate in the Company’s Executive Severance Plan (the “Plan”) as a Participant thereunder, subject to your execution and delivery of this Participation Agreement to the Company and subject to the terms and conditions of the Plan and this Participation Agreement. Capitalized terms used and not defined herein shall have the meanings given to such terms in the Plan.

The terms of the Plan are set forth in the copy of the Plan that is attached as Annex A to this Participation Agreement, and those terms are incorporated in and made a part of this Participation Agreement. As described in more detail in the Plan, the Plan entitles you to certain severance payments and benefits in the event that your employment with the Company or any Subsidiary terminates under certain circumstances. By signing this Participation Agreement, and as a condition of your eligibility to receive the payments and benefits set forth in the Plan, you agree to comply with the provisions of the Plan and this Participation Agreement (including, without limitation, the Restrictive Covenants set forth on Annex B attached hereto, which Restrictive Covenants are hereby incorporated as if fully set forth herein) during your employment with the Company or any Subsidiary and, to the extent required by the Restrictive Covenants, after the termination of your employment regardless of the reason for such termination.

Your Termination Payment Multiple shall be [one (1.0)].

Your Change in Control Termination Payment Multiple shall be [one and one-half (1.5)].

This Participation Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and, as of the Participation Date, shall supersede in all respects any and all prior agreements between you and the Company and any Subsidiary concerning such subject matter, including any and all Employment Agreements. As of the Participation Date, any Employment Agreement between you and the Company or any Subsidiary shall terminate and be of no further force or effect.

By signing below, you agree to the terms and conditions set forth herein, including without limitation, the Restrictive Covenants, and acknowledge: (a) your participation in the Plan as of the Participation Date; (b) that you have received and read a copy of the Plan; (c) that you agree that any severance payments and benefits provided for in the Plan are subject to all of the terms and conditions of the Plan and you agree to such terms and conditions; (d) that the Company may amend or terminate the Plan at any time subject to the limitations set forth in the Plan; and (e) that the Restrictive Covenants shall survive and continue to apply in accordance with their terms notwithstanding any termination of the Plan or your employment in the future.

[Signature Page Follows]

Exhibit A-1

COMPANY:

LINEAGE, INC., a Maryland corporation

By:
Name:
Title:

AGREED TO AND ACCEPTED

Name: [ • ]

Exhibit A-2

Annex A to Participation Agreement

Executive Severance Control Plan

[See Attached]

Annex B to Participation Agreement

Restrictive Covenants

In consideration of my participation in the Lineage, Inc. Executive Severance Plan (the “Plan”) and the severance benefits that may become payable to me under the Plan (the “Severance Benefits”), and for other good and valuable consideration, which I hereby acknowledge and agree is valid and sufficient consideration to make the covenants set forth in this Annex B, and further as a material inducement for the Company to enter into the Participation Agreement to which this Annex B is attached (the “Agreement”) with me and to grant me the Severance Benefits, I hereby acknowledge and agree to be bound by the restrictive covenants and other terms and conditions set forth in this Annex B. For purposes of this Annex B, (i) all references to “I”, “me”, “my”, “myself” and other words of similar import shall refer to the “you”, as such term is used in the Agreement to which this Annex B is attached; and (ii) notwithstanding anything to the contrary in the Agreement, all references to the “Company” herein shall refer to Lineage, Inc., a Maryland corporation, together with its parents, subsidiaries, affiliates and their respective successors or assigns.

I. PROPRIETARY INFORMATION

A. Recognition of Company’s Rights. I recognize that the Company is engaged in a continuous program of research and development respecting its business, present and future, including fields generally related to its business and that the Company possesses and will continue to possess information that has been created, discovered, developed or otherwise become known to the Company (including, without limitation, information created, discovered or developed by, or made known to, me during the period of or arising out of my employment or service with the Company (“Service”)) and/or in which property rights have been assigned, licensed or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged.

B. Nondisclosure. Subject to Section VI below, at all times during and after my Service with the Company, I will hold in strictest confidence and will not, directly or indirectly, disclose, use, distribute or publish any Proprietary Information (as defined below) that I may produce or otherwise acquire or have access to during the course of my Service, except as expressly provided herein. I further agree not to reproduce or in any way allow any Proprietary Information to be delivered to or used by any third party without specific written direction or written consent of a duly authorized representative of the Company. I hereby assign to Lineage, Inc.(or, if my employment or engagement transfers to an affiliate, successor or assign of Lineage, Inc., such affiliate, successor or assign) any rights I may have or acquire in the Proprietary Information and recognize that all Proprietary Information shall be the sole and exclusive property of Lineage, Inc., or if applicable, its affiliate, successor or assign.

C. Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, including, without limitation, the information described in the first paragraph of Section I(A) above. By way of illustration but not limitation, “Proprietary Information” includes (i) trade secrets, inventions, products, devices, mask works, ideas, processes, procedures, methods, formulas, source and object codes, design, data, algorithms, programs, network and system architecture, trading methods, models and programs, trademarks, service marks, trade names, copyrights, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, composition or process, unique or novel device, or the like, in each case whether or not patentable or copyrightable (hereinafter collectively referred to as “Inventions”); (ii) information regarding

Exhibit A-4

plans for research, development, products, trading, investing, marketing and selling business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills, functions and compensation of other employees, in each case, of the Company. The term “Proprietary Information” does not include any knowledge, data or information which: (a) is generally known by the public, generally known by persons with training and experience comparable to my own or common knowledge in the industry in which the Company operates, in each case, other than as a result of disclosure by me or others who owe a duty of confidentiality to the Company or any third party; or (b) is or becomes rightfully known by me (other than as a result of, or in connection with, my Service with, or work for, the Company, or disclosure by others who owe a duty of confidentiality to the Company or any third party).

D. Third Party Information. I understand that the Company has received (and, in the future, will receive) from third parties confidential or proprietary information (“Third Party Information”), subject to the Company’s duty to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my Service and at all times thereafter, I will hold all Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel or agents who need to know such information in connection with their work for the Company or as may be required by applicable law or civil process) or use, except in connection with my work for the Company, any Third Party Information unless expressly authorized by duly authorized representative of the Company in writing.

E. No Improper Use of Information of Prior Employers and Others. During my Service with the Company, I will not improperly use or disclose any Proprietary Information or other confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. I am aware and understand that theft, misappropriation and improper use of trade secrets of a former employer or any other person is a serious matter, and in fact, is a federal criminal offense under the U.S. Economic Espionage Act of 1996.

F. Defend Trade Secrets Act Disclaimer. I acknowledge receipt of the immunity notice under the Federal Defend Trade Secrets Act of 2016, which states: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.

Exhibit A-5

II. ASSIGNMENT OF INVENTIONS

A. Definitions. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, trademark, trade name, service mark, mask work and other intellectual property rights throughout the world. For purposes of this Section II, the term “Company” shall mean Lineage Logistics Services, LLC or, if I become employed by or engaged with any affiliate, successor or assign of Lineage Logistics Services, LLC, such affiliate, successor or assign.

B. Prior Excluded Inventions. All Inventions, if any, patented or unpatented, and whether or not registrable under copyright or similar statute, which I made prior to the commencement of my Service with the Company are excluded from the scope of this Annex B. To preclude any possible uncertainty, I have set forth on Schedule A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my Service with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Annex B (collectively, the “Prior Excluded Inventions”). If disclosure of any such Prior Excluded Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Excluded Inventions on Schedule A hereto but am only to disclose that confidential Prior Excluded Inventions exist and that full disclosure as to such Inventions has not been made for that reason (collectively, the “Confidential Prior Excluded Inventions”). A space is provided on Schedule A for such purpose. Except as I have specifically disclosed to the Company in writing, I hereby represent and warrant that the Confidential Prior Excluded Inventions do not relate to the business of the Company (as currently conducted or as proposed to be conducted to the extent disclosed to me as of the date of the Agreement) or any Competing Business (as defined below), and none of the Confidential Prior Excluded Inventions were conceived, developed or reduced to practice in connection with any Competing Business. As used herein, all Confidential Prior Excluded Inventions are also Prior Excluded Inventions. I understand that I am to describe any such Prior Excluded Invention in Schedule A at the most specific level possible without violating any such prior agreement. If no disclosure is made on Schedule A, I represent that there are no Prior Excluded Inventions of any kind. I agree that I will not intentionally incorporate, or knowingly permit to be incorporated, Prior Excluded Inventions in any Company Inventions (as defined below) without the Company’s express prior written consent. Notwithstanding the foregoing, if, in the course of my Service with the Company, I incorporate a Prior Excluded Invention (that I own or have the right to grant rights thereto) into a product, service or Invention of the Company, the Company, as the case may be, is hereby granted and shall have an exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, import, offer to sell, and sell such Prior Excluded Invention in the industries in which the Company is now or in the future engaged (and any industry which would otherwise be deemed a Competing Business).

C. Assignment of Inventions. Subject to Sections II(D) and II(F) below, I hereby assign, and agree to confirm such assignment in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable), to the Company (or its designee) all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, invented, authored, created, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my Service with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section II, are hereinafter referred to as “Company Inventions.” I also hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company.

Exhibit A-6

D. Nonassignable Inventions. Pursuant to California Labor Code §§ 2870-2872, Illinois Employee Patent Act, 765 Ill. Comp. Stat. 1060/2, Kansas Code § 44-130 or other applicable law, you are hereby notified that the assignment in Section II(C) above does not apply to any Inventions for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on my own time, unless: (i) the Invention relates at the time of conception or reduction to practice of the Invention (a) to the business of the Company, or (b) to the actual or demonstrably anticipated research or development of the Company; or (ii) the Invention results from any work performed by me for the Company. To the extent applicable, at the time of disclosure of an Invention that I believe qualifies under California Labor Code Section 2870, Illinois Employee Patent Act, 765 Ill. Comp. Stat. 1060/2, Kansas Code § 44-130 or such other applicable law, if any, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention so qualifies under such law. I understand that, to the extent this Annex B is construed in accordance with the laws of any state which precludes a requirement in an employee or service agreement to assign certain classes of inventions made by an employee or other service provider, Section II(C) above, shall be interpreted not to apply to any Invention that a court rules and/or the Company determines to be within any such class.

E. Obligation to Keep Company Informed. During the period of my Service and for twelve (12) months thereafter, I will promptly and fully disclose to the Company, in writing, all Inventions invented, authored, created, made, conceived or reduced to practice by me, either alone or jointly with others, which would qualify as Company Inventions hereunder. In addition, I will promptly disclose to the Company all patent applications or applications for copyright registration filed by me (or on my behalf), if any, during the twelve (12) months following the termination of my Service with respect to Inventions that would constitute Company Inventions hereunder. At the time of any such disclosure, I will advise the Company, in writing, of any Company Inventions that I believe fully qualify for protection under the provisions of the United States patent laws, copyright laws, or under any analogous laws in a foreign jurisdiction; and I will at that time provide to the Company (or its designee), in writing, all evidence necessary to substantiate that belief.

F. Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including, without limitation, the United States, as directed by the Company.

G. Works for Hire. I acknowledge that all original works of authorship which are made by me (either alone or jointly with others) within the scope of my Service, which would be considered Company Inventions, and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C. Section 101).

H. Enforcement of Proprietary Rights. I will assist the Company or designees in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments or waivers of such Proprietary Rights to the Company (or its designee). My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my Service, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the request of the Company on such assistance. In the event the

Exhibit A-7

Company (or its designee) is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company (or its designee) any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company (or its designee).

III. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Company Inventions made by me during the period of my Service at the Company, which records shall be available to and remain the sole and exclusive property of the Company at all times.

IV. NON-SOLICITATION AND NON-COMPETITION

A. Non-Solicitation of Personnel. During the term of my Service with the Company and for a period of two (2) years immediately following the termination of my Service for any reason, I agree to not, directly or indirectly, for my own benefit or the benefit of anyone else:

1. solicit, or attempt to solicit, the employment or engagement (whether as an employee or independent contractor, or other service provider) of any person who is, or within six (6) months prior to such solicitation or attempted solicitation was, an employee or independent contractor of the Company;

2. encourage or induce, or attempt to encourage or induce, any person who is an employee or independent contractor of the Company to cease his or her employment or relationship with the Company or otherwise harm or interfere with the Company’s relationship with such persons; or

3. coordinate with another employee of the Company to leave the employ of the Company.

For the avoidance of doubt, a general job advertisement that does not target the Company or any of their respective employees or independent contractors does not violate the restrictions set forth in this Section IV(A).

B. Non-Solicitation of Business Relationships. During the term of my Service with the Company and for a period of two (2) years immediately following the termination of my Service for any reason, I agree to not, directly or indirectly, for my own benefit or the benefit of anyone else (except on behalf of or with the prior written consent of the Company):

1. solicit, divert, or appropriate to, or accept on behalf of, or attempt to solicit, divert, appropriate to or accept on behalf of, any Competing Business, (a) any business from any customer or actively sought prospective customer of the Company with whom I have dealt, whose dealings with the Company have been supervised by me or about whom I have acquired Proprietary Information in the course of my Service with the Company or (b) any investment, funding or financing whatsoever, directly or indirectly, from any Company Investor (as defined below); or

Exhibit A-8

2. encourage or induce, or attempt to encourage or induce, any customers, clients, suppliers, vendors, licensees, licensors, distributors or other business relations of the Company to reduce, terminate, or refuse to continue business with the Company or otherwise harm or interfere with the Company’s relationship with such customers, clients, suppliers, vendors, licensees, licensors, distributors or other business relations.

C. Non-Competition. During the term of my Service with the Company and for a period of two (2) years immediately following the termination of my Service for any reason, I agree to not, directly or indirectly, for my own benefit or the benefit of anyone else (except with the prior written consent of the Company):

1. engage in, conduct, or operate, or prepare to engage in, conduct, or operate, a Competing Business, or any portion thereof, in the Geographic Area (as defined below); or

2. whether as a shareholder, bondholder, lender, officer, director, employee, consultant or otherwise, perform services for, invest in, aid or abet or give information or financial assistance to any person or entity engaged in a Competing Business, or any portion thereof, in the Geographic Area, or any portion thereof; provided, however, that nothing in this Section IV(C)(2) shall be deemed to prohibit me from (a) owning as an investment, directly or indirectly, up to two percent (2%) of the securities of any publicly-traded company, or any portion thereof; or (b) rendering services to any person or entity to the extent that such services (i) do not relate and are not similar to any services I performed for the Company during the last two (2) years of my Service with the Company, and (ii) could not reasonably be expected to involve the use or disclosure of Proprietary Information.

I acknowledge and agree that the restrictions set forth in this Section IV are reasonable and necessary to protect the legitimate business interests of the Company, including their trade secrets and other Proprietary Information, business relations and goodwill.

D. Certain Defined Terms. As used herein:

1. “Company Investor” means (i) any person or entity that has invested in or otherwise provided financing to the Company, (ii) any person or entity with whom the Company have had discussions with regarding a potential investment in the Company or that has received confidential materials regarding any investment in the Company, and (iii) any affiliate of a person or entity described in clauses (i) or (ii) above.

2. “Competing Business” means any business of temperature controlled logistics and warehousing and related services that compete or could compete with the Company. A Competing Business includes any business, or part thereof, whose efforts involve any research and development, products, services or activities in competition with products, services or activities which are, at any time during the last two (2) years of my Service with the Company, either (x) produced, marketed or otherwise commercially exploited by the Company or (y) in actual or demonstrably anticipated research or development by the Company.

3. “Geographic Area” means any city, state, region, and country in which the Company at any time during my Service or at the end of my Service is then-operating or has firm plans to operate, provided I have knowledge of such plans.

Exhibit A-9

V. NON-DISPARAGEMENT. Subject to Section VI below, at all times during my Service with the Company and for the longest period thereafter permitted under applicable law, I will not, directly or indirectly, make (or cause to be made) to any person or entity any false or disparaging statements about the Company (including, without limitation, any of its products, services, employees, agents, officers, members, managers, partners or directors), and I will not make any statement that may impair or otherwise adversely affect the goodwill or reputation of the Company.

VI. PROTECTED CONDUCT. Nothing herein shall prohibit me from (i) discussing or reporting any good faith allegation of unlawful conduct; (ii) filing a charge with or participating in a proceeding conducted by any governmental agency; (iii) making any truthful statements or disclosures required by law, regulation or legal process; (iv) requesting or receiving confidential legal advice; or (v) engaging in concerted activity protected by Section 7 of the National Labor Relations Act or other protected conduct which by applicable law cannot be restricted.

VII. MISCELLANEOUS

A. Judicial Modification; Severability. In the event that a court finds that any covenants set forth herein (including any time, territory or other provision of this Annex B) is unenforceable or invalid as an unreasonable restriction, the Company and I agree that such court will have the power, and the parties expressly desire that the court exercise such power, to revise this Annex B such that such restriction is to be interpreted and enforced to the maximum extent which such court deems reasonable and/or to make any other modifications that the court deems necessary to render such restriction reasonable, valid and enforceable under applicable law, and the court shall enforce such restriction as so judicially modified. Without limiting the foregoing, to the extent one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of the Agreement (including this Annex B), and the Agreement (including this Annex B) shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

B. Effect of Termination. The termination of my Service from or with the Company will not release me from any of my covenants hereunder, which shall continue pursuant to their terms in full force and effect.

C. Remedies. I acknowledge that the rights of the Company under this Annex B are of a specialized and unique nature and irreparable harm will result to the Company if I violate any of my obligations hereunder and that such harm may be difficult to measure in monetary damages. Accordingly, in the event that I violate any of my obligations hereunder, the Company may obtain an immediate injunction or other equitable relief restraining me from violating any of the covenants contained herein, without the need to post a bond or other security and without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. I acknowledge that each and every entity constituting the Company (as defined herein) is an intended third-party beneficiary of the covenants and other terms and conditions contained herein having full rights to enforce this Annex B as if such entity was a signatory hereto.

D. Tolling. If I violate any of the restrictions set forth in Section IV, the applicable post-termination restricted period shall be extended by one (1) day for each day that I am in violation of this Annex B, up to a maximum extension equal to the length of the applicable post-termination restricted period, so as to give the Company the full benefit of the bargained-for length of forbearance. This tolling provision shall be in addition to and not in place of any available legal or equitable remedies.

* * * * *

Exhibit A-10

Schedule A

Prior Excluded Inventions

[____]

Exhibit A-11

EXHIBIT B

Detailed Claims and Arbitration Procedures

1. Claims Procedure

Initial Claims. All claims will be presented to the Compensation Committee in writing. Within ninety (90) days after receiving a claim, a claims official appointed by the Compensation Committee will consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage will be treated as having been irrevocably waived.

Claims Decisions. If the claim is granted, the benefits or relief the Claimant seeks will be provided. If the claim is wholly or partially denied, the claims official will, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review, including the time limits applicable to such procedures, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims. Each Claimant will have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Compensation Committee (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues, comments and documents in writing relating to the claim. The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit claim determination. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, will be treated as having been irrevocably waived.

Appeals Decisions. The decision by the appeals official will be made not later than sixty (60) days after the written appeal is received by the Compensation Committee, unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible, but not later than one-hundred and twenty (120) days after the appeal was filed, unless the Claimant agrees to a further extension of time. The appeal decision will be in writing, will be set forth in a manner calculated to be understood by the Claimant, and will include specific reasons for the decision, specific references to the provisions on which the decision is based, if applicable, a statement that the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.

Exhibit B-1

Procedures. The Compensation Committee will adopt procedures by which initial claims will be considered and appeals will be resolved; different procedures may be established for different claims. All procedures will be designed to afford a Claimant full and fair consideration of his or her claim.

Arbitration of Rejected Appeals. If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below and in Section 5.14 of the Plan. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2. Arbitration procedure

Request for Arbitration. A Claimant must submit a request for binding arbitration to the Compensation Committee within sixty (60) days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Claimant or the Compensation Committee may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures; provided, however, that nothing in this Plan shall require arbitration of any claims which, by law, cannot be the subject of a compulsory arbitration agreement.

Terms and Conditions of Arbitration. All claims shall be resolved exclusively by arbitration in accordance with Section 5.14 of the Plan.

The procedures set forth herein are intended to comply with United States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall the foregoing claims procedure be interpreted as expanding the rights of any Claimant beyond what is required by United States Department of Labor Regulation Section 2560.503-1.

Exhibit B-2